Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Onyx Acquisition Co. I (“Onyx”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Onyx following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Edmar Prado Lopes Neto
Name: Edmar Prado Lopes Neto

Dated: October 1, 2021